As filed with the Securities and Exchange Commission on December 8, 2006

Registration No. 333-116683

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Peoples Bancorp Inc.

(Exact name of Registrant as specified in its charter)

Ohio	31-0987416
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738

(740) 373-3155

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Charles R. Hunsaker, Esq.

Peoples Bancorp Inc.

138 Putnam Street, P.O. Box 738

Marietta, Ohio 45750-0738

(740) 374-6109

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Elizabeth Turrell Farrar, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 (614) 464-5607

Approximate date of commencement of proposed sale to the public: Under the terms of the registration rights agreement, dated as of April 30, 2004, with the persons who were shareholders of Putnam Agency, Inc., the obligation of Peoples Bancorp Inc. to keep this Registration Statement effective terminated on April 30, 2006. Under the terms of the registration rights agreement, dated as of May 28, 2004, with the persons who were shareholders of Barengo Insurance Agency, Inc., the obligation of Peoples Bancorp Inc. to keep this Registration Statement effective terminated on May 28, 2006. Peoples Bancorp Inc. is hereby amending this Registration Statement in order to remove from registration 303,459 of the common shares, without par value, which had been registered for sale by the selling shareholders identified in the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐ _________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☐_________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐_________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐_________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐_________

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐_________

This Post-Effective Amendment No. 1 to Form S-3 Registration Statement (Registration No. 333-116683) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

REMOVAL OF SECURITIES FROM REGISTRATION

In accordance with the undertaking of Peoples Bancorp Inc. set forth in the Registration Statement on Form S-3 (Registration No. 333-116683), declared effective on July 2, 2004 (the “Registration Statement”), Peoples Bancorp Inc. is filing this Post-Effective Amendment No. 1 to remove from registration an aggregate of 303,459 common shares, without par value (“Common Shares”), previously registered under the Securities Act of 1933 pursuant to the Registration Statement, for sale by the selling shareholders named in the Registration Statement and the forms of prospectus filed by Peoples Bancorp Inc. with the Securities and Exchange Commission in connection with this Registration Statement (the “Selling Shareholders”).

Pursuant to the Registration Statement, 306,582 Common Shares were registered. These Common Shares were registered for sale by the Selling Shareholders as contemplated by the terms of: (a) the Registration Rights Agreement, dated as of April 30, 2004, with the persons who were shareholders of Putnam Agency, Inc. (the “Putnam Agreement”); and (b) the Registration Rights Agreement, dated as of May 28, 2004, with the persons who were shareholders of Barengo Insurance Agency, Inc. (the “Barengo Agreement”). Under the terms of the Putnam Agreement, the obligation of Peoples Bancorp Inc. to keep this Registration Statement effective in respect of the Common Shares subject to the Putnam Agreement terminated on April 30, 2006. Under the terms of the Barengo Agreement, the obligation of Peoples Bancorp Inc. to keep this Registration Statement effective in respect of the Common Shares subject to the Barengo Agreement terminated on May 28, 2006. An aggregate of 3,123 Common Shares have been sold by the Selling Shareholders pursuant to the Registration Statement. In accordance with the undertaking mentioned above, Peoples Bancorp Inc. hereby removes from registration the remaining 303,459 Common Shares previously registered pursuant to the Registration Statement.

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signatures on following page.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-116683 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Ohio, on December 8, 2006.

PEOPLES BANCORP INC.

By:/s/	MARK F. BRADLEY
Mark F. Bradley
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-116683 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark F. Bradley ____________________________ Mark F. Bradley	President, Chief Executive Officer and Director (Principal Executive Officer)	December 8, 2006
/s/ Joseph H. Wesel* ____________________________ Joseph H. Wesel	Chairman of the Board and Director	December 8, 2006
/s/ Paul T. Theisen* ____________________________ Paul T. Theisen	Vice Chairman of the Board and Director	December 8, 2006
/s/ George W. Broughton* ____________________________ George W. Broughton	Director	December 8, 2006
/s/ Frank L. Christy* ____________________________ Frank L. Christy	Director	December 8, 2006
/s/ Wilford D. Dimit* ____________________________ Wilford D. Dimit	Director	December 8, 2006
/s/ Thomas J. Wolf* ____________________________ Thomas J. Wolf	Director	December 8, 2006
/s/ Donald J. Landers ___________________________ Donald J. Landers, Jr.	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 8, 2006

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* By Mark F. Bradley pursuant to Powers of Attorney executed by the directors listed above, which Powers of Attorney were previously filed on June 21, 2004, with the Securities and Exchange Commission in Exhibit 24.1 to the Registration Statement on Form S-3 (Registration No. 333-116683).

/s/ MARK F. BRADLEY

___________________________

Mark F. Bradley

Attorney-in-Fact

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